Exhibit 10(bs)

National Western Life Insurance Company
2008 INTERNATIONAL MARKETING OFFICER BONUS PROGRAM

The Bonus Program (“Program”) is designed to reward International Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for International Life business and as total placed premium for Annuity business, (2) persistency, and (3) expense management. The bonus percentages included in this document pertain to International Marketing officers at the vice president level and higher. The bonus percentages for assistant vice presidents are determined using one-half of the percentages shown for vice presidents and above.

Each of the three performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 70% for sales performance, 15% for persistency performance, and 15% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component (70%):

The sales component of the Program is based upon an International Life sales target of $38,800,000 net placed annualized target premium. The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon this sales goal, the bonus percentage corresponding with the International Life sales production levels achieved in 2008 will be applied to 100% of each International Marketing officer’s base salary in accordance with the following grid:

Life Placed Target Premium	Bonus %
$35,300,000	20.0%
$36,000,000	30.0%
$36,700,000	40.0%
$37,400,000	50.0%
$38,100,000	60.0%
$38,800,000	70.0%
$39,500,000	80.0%
$40,200,000	90.0%
$40,900,000	100.0%
Increment for every $700,000 thereafter	5.0%

Bonus percentages associated with life international sales are not capped but increase by 5.0% with every additional $700,000 of placed target premium. Assuming an officer salary of $100,000 and 2008 production of $39,000,000 of International Life placed target premium, the officer’s 2008 sales bonus component under the Program would be $70,000 ($100,000 x 70%).

In the event that adverse persistency experience develops during calendar year 2009 with respect to 2008 life product sales, the Company reserves the right revisit the 2008 Program bonus awarded for life sales and true up the award for such adverse experience.

Persistency Component (15%):

The 24th month ratio of actual persistency to expected (i.e. pricing) persistency as reported in the Duration Score Listing query will serve as the measure for the persistency component of the Program. For purposes of the persistency measurement, the parameters include all international writing agents (active and terminated) and all life business (universal life and traditional).

Based upon these persistency performance factors, the bonus percentage corresponding with the International Life persistency levels achieved in 2008 will be applied to each International Marketing officer’s base salary in accordance with the following grid:

Life Business Persistency	Bonus %
Less than 88%	0%
88% – 91%	3%
91% – 94%	6%
94% – 97%	9%
97% – 100%	12%
100% - 101%	15%
101% - 102%	18%
102% - 103%	21%
103% - 104%	24%
104% - 105%	27%
105% - 106%	30%
Greater than 106%	30%

Assuming an officer salary of $100,000 and 2008 persistency of 92.1% for International Life business, the officer’s 2008 persistency bonus component under the Program would be $6,000 ($100,000 x 6%).

Expense Component (15%):

The expense component of the Program is based upon the ratio of actual expenses to life target premium sales. Actual expenses include all cost center expenses as reported in the monthly cost center reports comparing actual expenses to budgeted expenses with the exception of bonuses paid and sales conference expenses.

Based upon the actual ratio achieved, the corresponding bonus percentage based upon the following chart will be applied to 100% of each International Marketing officer’s base salary:

Ratio of Expense/ Target Premium	Bonus %
Less than 3.90%	30.0%
3.90 % to 4.0%	27.0%
4.00% to 4.10%	24.0%
4.10% to 4.20%	21.0%
4.20% to 4.30%	18.0%
4.30% to 4.40%	15.0%
4.40% to 4.50%	12.0%
4.50% to 4.60%	9.0%
4.60% to 4.70%	6.0%
4.70% to 4.80%	3.0%
More than 4.80%	0.0%

Assuming actual expenses of $1.7 million, life target premium sales of $39.0 million, the calculated ratio would be 4.36%. The officer’s 2008 expense management bonus component under the Program, assuming a $100,000 base salary, would be $15,000 ($100,000 x 15%).

From the above examples, the officer with a $100,000 base salary would receive a 2008 bonus under the program of 91.0% or $91,000 ($70,000 sales plus $6,000 persistency plus $15,000 expense management) reflecting sales and expense management at “par” and persistency below “par”. See “Administration” for further guidelines when the bonus percentage exceeds 100%.

Administration:

Bonus amounts under the program will be calculated and advanced quarterly based upon actual results. However, bonus advances will be limited to 100% of participant base salary even if actual results to-date exceeds 100%. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the bonus advance payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid year-to-date will not be recouped from the participants in the event of suspension of quarterly payments except at the end of the Program year if unearned.

If at the end of the year the aggregate bonus percentage exceeds 100%, the incremental % above 100% will be applied to the base salaries of all International Marketing Officers (weighted for the portion of the calendar year each participant was employed by the Company) to determine a dollar amount to be put into a “pool”. The pool amount will be allocated based upon the recommendation of the International Chief Marketing Officer and as approved by the Company President. The recommendation of the pool allocation by the Chief Marketing Officer must be submitted to the Company President by the end of the January 2009.

The pool amount will be paid out quarterly in the following calendar year (i.e. 2009). Participants must be currently employed by the Company in order to receive pool payments. In other words, unpaid pool bonuses will be forfeited by participants upon termination from the Company. Amounts forfeited by terminated participants will remain the property of the Company and will not be redistributed among the remaining participants.

If employment with the Company is terminated during calendar 2008 for any reason other than “termination for cause” by NWL, the 2008 bonus amount paid at termination will be based upon the current year-to-date bonus % (not to exceed 100%) and the prorated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual’s spouse, and if the individual’s spouse is also not living at that time, then to the individual’s children.

The Program, its terms, and its administration are at the complete discretion of the Company President and/or Compensation and Stock Option Committee (“Compensation Committee”) of the Board of Directors and may be changed or revoked at any time without the consent of the participants. This includes, among other things, amendment of the terms, targets, and other features of the Program as the Company President and/or Compensation Committee sees fit. Accordingly, this Program does not constitute a legal and binding obligation of the Company to perform.

All amounts paid to participants under this program will be excluded when determining benefits under the Company’s pension, 401(k), and other benefit programs.

August 2008